Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES SECOND QUARTER

DILUTED EPS RISE 218% TO $1.43

Dayton, Ohio, (August 28, 2018) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2018 second quarter (“Q2 ‘18”) ended July 31, 2018. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	(212) 231-2910

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days

REX American Resources’ Q2 ‘18 results principally reflect its interests in six ethanol production facilities and its refined coal operation. One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. REX consolidates the refined coal entity acquired by the Company in fiscal 2017. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q2 ‘18 net sales and revenue were $128.8 million, compared with $108.7 million in Q2 ‘17, primarily reflecting higher volumes of ethanol gallons sold as well as higher average selling prices for dried and modified distillers grains during the quarter, which more than offset lower average selling prices for ethanol. The Company’s Q2 ‘18 gross profit for its ethanol and by-products segment increased to $13.7 million, from $10.8 million in the comparable prior year period. In Q2 ‘18, equity in income of unconsolidated ethanol affiliates rose to $0.9 million, from $0.1 million in Q2 ‘17. As a result, the ethanol and by-products segment income before income taxes rose to $10.1 million in Q2 ‘18, compared to $7.3 million in Q2 ‘17. The Company’s refined coal operation incurred a $4.3 million gross loss and a $4.8 million loss before income taxes in Q2 ‘18 (the Company did not own the refined coal entity in Q2’ 17). As a result, REX reported income from continuing operations before income taxes and non-controlling interests in Q2 ‘18 of $4.9 million, compared with $6.5 million in Q2 ‘17. While the refined coal operation impacted gross profit and income before income taxes, the Company recognized a lower effective tax rate related to its refined coal operation.

Net income attributable to REX shareholders in Q2 ‘18 rose more than three-fold to $9.2 million, from $2.9 million in Q2 ‘17, primarily reflecting the year-over-year profit improvement in the ethanol and by-products segment as well as lower tax rates related to the Company’s refined coal operation and the December 2017 passage of the 2017 Tax Cuts and Jobs Act. Q2 ‘18 basic and diluted net income per share attributable to REX common shareholders was $1.43 per share, compared to $0.45 per share in Q2 ‘17.

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REX American Resources Q2 ‘18 Results, 8/28/18	page 2

Per share results in Q2 ‘18 and Q2 ‘17 are based on 6,466,000 and 6,593,000 diluted weighted average shares outstanding, respectively.

Segment Income Statement Data:

	Three Months Ended		Six Months Ended
($ in thousands)	July 31,		July 31,
	2018	2017	2018	2017
Net sales and revenue:
Ethanol & By-Products (1)	$128,491	$108,744	$249,171	$221,887
Refined coal (2) (3)	266	-	406	-
Total net sales and revenues	$128,757	$108,744	$249,577	$221,887

Gross profit (loss):
Ethanol & By-Products (1)	$13,669	$10,781	$27,215	$23,270
Refined coal (2)	(4,270)	-	(6,965)	-
Total gross profit	$9,399	$10,781	$20,250	$23,270

Income (loss) before income taxes:
Ethanol & By-Products (1)	$10,077	$7,330	$21,086	$16,253
Refined coal (2)	(4,788)	-	(7,647)	-
Corporate and other	(430)	(857)	(931)	(1,778)
Total income (loss) before income taxes	$4,859	$6,473	$12,508	$14,475

Benefit (provision) for income taxes:
Ethanol & By-Products	$(2,029)	$(2,675)	$(3,449)	$(5,380)
Refined coal	7,597	-	11,596	-
Corporate and other	63	373	187	688
Total benefit (provision) for income taxes	$5,631	$(2,302)	$8,334	$(4,692)

Segment profit (loss):
Ethanol & By-Products	$6,561	$3,419	$15,150	$8,561
Refined coal	3,018	-	4,289	-
Corporate and other	(362)	(478)	(726)	(1,076)
Net income attributable to REX common shareholders	$9,217	$2,941	$18,713	$7,485

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Although challenging ethanol crush spread trends prevailed in the fiscal second quarter, we generated 18.2% year-over-year growth in net sales and revenue, a 26.8% rise in gross profit and a 37.5% increase in income before taxes from our ethanol and by-products segment. These gains reflect an increase in distillers grain pricing, the quality and efficiencies of our plants and people, and our investments in expanding the output of our consolidated plants which enabled us to increase the volume of ethanol sold by 18.6% over last year’s second quarter. The growth of our ethanol and by-products segment, combined with tax benefits related to our refined coal operations and the enactment of the Tax Cuts and Jobs Act, resulted in 213.4% growth in fiscal 2018 second quarter net income attributable to REX common shareholders and a 217.8% rise in EPS attributable to REX common shareholders.

“The fiscal second quarter again demonstrated the value of our ethanol operations and disciplined operating practices and we remain confident that our refined coal investment will continue to benefit our financial results. With our debt-free balance sheet and healthy liquidity position, including cash and short-term investments of $185.7 million, we allocated approximately $7.5 million to share repurchases during the quarter and we continue to evaluate other near- and long-term opportunities to enhance shareholder value.”

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REX American Resources Q2 ‘18 Results, 8/28/18	page 3

Balance Sheet and Share Repurchase Program

At July 31, 2018, REX had cash and cash equivalents and short-term investments of $185.7 million, $54.0 million of which was at the parent company, and $131.7 million of which was at its consolidated production facilities. This compares with cash and cash equivalents at January 31, 2018, of $191.0 million, $74.1 million of which was at the parent company, and $116.9 million of which was at its consolidated ethanol production facilities.

On March 20, 2018, REX’s Board of Directors approved an increase in the share repurchase plan providing the Company with the authority to repurchase up to an additional 500,000 shares of its common stock. During the second quarter of fiscal 2018, the Company purchased 102,012 shares at an average cost of $73.72. REX is now authorized to repurchase up to 427,181 shares of its common stock. The Company had 6,351,739 shares outstanding at July 31, 2018.

Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company’s treasury for possible future use.

The following table summarizes select data related to the
Company’s consolidated alternative energy interests:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
Average selling price per gallon of ethanol	$1.38	$1.45	$1.35	$1.45
Average selling price per ton of dried distillers grains	$148.98	$95.39	$143.28	$97.81
Average selling price per pound of non-food grade corn oil	$0.24	$0.29	$0.24	$0.28
Average selling price per ton of modified distillers grains	$63.72	$41.00	$67.81	$41.47
Average cost per bushel of grain	$3.60	$3.38	$3.55	$3.47
Average cost of natural gas (per mmbtu)	$2.86	$3.30	$3.16	$3.52

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REX American Resources Q2 ‘18 Results, 8/28/18	page 4

Supplemental Data Related to REX’s Alternative Energy Interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of July 31, 2018 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	134.8	75.1%	101.2
NuGen Energy, LLC (Marion, SD)	138.4	99.5%	137.7
Big River Resources West Burlington, LLC (West Burlington, IA)	108.6	10.3%	11.2
Big River Resources Galva, LLC (Galva, IL)	128.5	10.3%	13.2
Big River United Energy, LLC (Dyersville, IA)	129.8	5.7%	7.4
Big River Resources Boyceville, LLC (Boyceville, WI)	57.3	10.3%	5.9
Total	697.4	n/a	276.6

Second Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2910 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 697 million gallons of ethanol over the twelve month period ended July 31, 2018. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended July 31, 2018) by the ethanol production facilities in which it has ownership interests was approximately 277 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

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REX American Resources Q2 ‘18 Results, 8/28/18	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
Net sales and revenue	$128,757	$108,744	$249,577	$221,887
Cost of sales	119,358	97,963	229,327	198,617
Gross profit	9,399	10,781	20,250	23,270
Selling, general and administrative expenses	(6,110)	(4,779)	(10,663)	(10,181)
Equity in income of unconsolidated ethanol affiliates	874	137	1,571	837
Interest and other income	696	334	1,350	549
Income from continuing operations before income taxes and non-controlling interests	4,859	6,473	12,508	14,475
Benefit (provision) for income taxes	5,631	(2,302)	8,334	(4,692)
Net income including non-controlling interests	10,490	4,171	20,842	9,783
Net income attributable to non-controlling interests	(1,273)	(1,230)	(2,129)	(2,298)
Net income attributable to REX common shareholders	$9,217	$2,941	$18,713	$7,485

Weighted average shares outstanding – basic and diluted	6,466	6,593	6,517	6,592

Basic and diluted net income per share attributable to REX common shareholders	$1.43	$0.45	$2.87	$1.14

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REX American Resources Q2 ‘18 Results, 8/28/18	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands) Unaudited

	July 31,	Jan. 31,
	2018	2018
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$73,761	$190,988
Short-term investments	111,969	-
Restricted cash	778	354
Accounts receivable	14,648	12,913
Inventory	25,171	20,755
Refundable income taxes	8,371	6,612
Prepaid expenses and other	7,716	7,412
Total current assets	242,414	239,034
Property and equipment-net	190,823	197,827
Other assets	7,816	7,454
Equity method investments	35,117	34,549
TOTAL ASSETS	$476,170	$478,864
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$11,595	$8,149
Accrued expenses and other current liabilities	10,555	13,716
Total current liabilities	22,150	21,865
LONG TERM LIABILITIES:
Deferred taxes	13,768	21,706
Other long term liabilities	4,004	3,367
Total long term liabilities	17,772	25,073
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,212	146,923
Retained earnings	566,626	547,913
Treasury stock, 23,502 and 23,287 shares, respectively	(329,999)	(313,643)
Total REX shareholders’ equity	385,138	381,492
Non-controlling interests	51,110	50,434
Total equity	436,248	431,926
TOTAL LIABILITIES AND EQUITY	$476,170	$478,864

- statements of cash flows follow -

REX American Resources Q2 ‘18 Results, 8/28/18	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands) Unaudited

	Six Months Ended July 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,842	$9,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,033	9,955
Income from equity method investments	(1,571)	(837)
Dividends received from equity method investments	1,003	2,005
Accrued interest income	(815)	-
Deferred income tax	(7,938)	537
Stock based compensation expense	443	350
Loss (gain) on disposal of property and equipment	104	(13)
Loss on sale of investment	-	13
Changes in assets and liabilities:
Accounts receivable	(1,735)	886
Inventory	(4,416)	(5,034)
Other assets	(2,443)	(953)
Accounts payable-trade	4,002	1,678
Other liabilities	(1,262)	(4,828)
Net cash provided by operating activities	18,247	13,542
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,813)	(14,366)
Purchase of short-term investments	(111,154)	-
Other	18	219
Net cash used in investing activities	(116,949)	(14,147)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(16,648)	-
Payments to non-controlling interests holders	(1,699)	(1,725)
Capital contributions from minority investor	246	-
Net cash used in financing activities	(18,101)	(1,725)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(116,803)	(2,330)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of year	191,342	188,706
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of year	$74,539	$186,376
Non cash investing activities – Accrued capital expenditures	$469	$744
Non cash financing activities – Stock awards accrued	$335	$281
Non cash investing activities – Stock awards issued	$1,473	$1,195

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